Exhibit 10.20
SPS COMMERCE, INC.
EMPLOYMENT, NONCOMPETITION AND NONDISCLOSURE AGREEMENT
     This Amended and Restated Employment, Noncompetition, and Nondisclosure Agreement (the “Agreement”), dated as of October 31, 2008 (the “Effective Date”), is entered into by and between SPS Commerce, Inc., a Delaware corporation, and any successor company or corporation thereto (the “Company”), and Archie C. Black, a Minnesota resident (the “Employee”).
WITNESSETH
     WHEREAS, the Employee has certain skills, experience, and abilities that are critical to the success of the Company’s operations and future profitability;
     WHEREAS, the Employee and the Company previously entered into that certain Employment, Noncompetition and Nondisclosure Agreement dated January 1, 2002, the “Prior Agreement”);
     WHEREAS, the Company desires to continue to employ and retain the services of the Employee, and the Employee desires to continue to work for and be employed by the Company;
     WHEREAS, the Company and the Employee desire to set forth the terms and conditions pursuant to which the Employee will continue to be employed by the Company; and
     WHEREAS, Employer and Employee agree that it is in their mutual best interest to amend, modify, and restate the Prior Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to avoid additional taxes and penalties under Code Section 409A(a)(1).
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I — DUTIES AND COMPENSATION
     1.01 (A) Initial Term of Employment and Duties. The Company and the Employee hereby agree that for the period commencing on the Effective Date and continuing until December 31, 2009 (the “Initial Term”), at which point the period will automatically be extended for additional one-year terms (each an “Additional Term” and together with the Initial Term, the “Term”) unless and until terminated by either party pursuant to Article II, the Company shall employ the Employee and the Employee shall perform services for the Company as its Chief Executive Officer under the terms and conditions set forth herein. In such capacity, the Employee shall be entitled to exercise all rights and powers and shall have all the privileges and authorities commensurate with his office, as established by the Board of Directors of the Company (the “Board”).

          (B) Compensation. During the first period of this Agreement beginning with the Effective Date through December 31, 2008, the Employee’s annual gross base salary shall be $270,000, payable in bi-monthly installments (prorated for any portion of a year), in accordance with the regular payroll policies and practices of the Company. Employee’s annual gross base salary for services rendered during the second year of this Agreement (i.e. January 1, 2009 through December 31, 2009) will be reviewed in January 2009, as part of Employee’s annual performance review and shall be increased or maintained, but not decreased, as the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, shall determine. In the event this Agreement is extended beyond December 2009, Employee’s annual gross base salary will be reviewed in January each year, as part of Employee’s annual performance review (each such annual performance review, a “Review”) and shall be increased or maintained, but not decreased, as the Compensation Committee, in its sole discretion, shall determine.
          (C) Discretionary Bonuses. During the period the Employee is employed by the Company (the “Employment Period”), the Employee shall be eligible for annual bonuses as the Compensation Committee, in its sole discretion, shall determine.
          (D) Expenses. During the Employment Period, the Employee shall be entitled to receive reimbursement, in accordance with the Company’s usual and customary practices, for all reasonable and necessary out-of-pocket business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on Company business or at the request and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
          (E) Insurance. During the Employment Period, the Employee and his dependents shall be entitled to participate in hospitalization/medical insurance coverage maintained by the Company for its employees in accordance with the terms of that coverage, as to scope and eligibility of participants.
          (F) Other Benefits; Options.
               (i) Employee Benefits. The Employee shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement generally made available by the Company to its Employees and key management employees on the date hereof or, upon approval of the Compensation Committee, in the future, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Unless the Employee hereafter agrees, nothing paid to the Employee under any such plan or arrangement shall be deemed to be in lieu of the salary payable to the Employee pursuant to paragraph (B) of this Section (except as to any deferred compensation plan in which the Employee elects to participate, which shall be in lieu of the salary payable to the Employee to the extent of the amount deferred).
               (ii) Options. Prior to the Effective Date, Employee has been granted options to acquire shares of the capital stock of the Company. All such options, as well as any such options granted in the future, shall be governed by the terms set forth in the respective option agreements related to such grants.
               (iii) Vacation. Employee shall be entitled to 4 weeks paid vacation each year.
ARTICLE II — RIGHTS ON TERMINATION OF EMPLOYMENT
     2.01 Termination. The Employee’s employment hereunder may be terminated only under the following circumstances:
          (A) Death. The Employee’s employment hereunder shall terminate upon his death.
          (B) Permanent Disability. If the Employee, due to a Permanent Disability (as hereinafter defined) is, for a period of 180 consecutive days, unable to perform his work-related duties and obligations to the Company, the Company may terminate the Employee’s employment hereunder within 10 days after written notice of termination is given to the Employee by the Company. A disability shall be a “Permanent Disability” if it is so characterized under applicable employee benefit plans of the Company in effect at that time. If no plan defining “Permanent Disability” is in effect and the Company and the Employee are unable to agree as to whether the Employee has suffered a Permanent Disability, the question of Permanent Disability shall be submitted to a physician expert in the complaint, disease or injury from which the Employee suffers and in disability matters generally appointed by the Board, and his or her decision shall be final and binding. Upon termination under this subparagraph, the Employee shall receive payment for any unused vacation time remaining for the year in which said termination occurred, which shall be paid to the Employee at his per diem salary rate then in effect.
          (C) Cause. The Company may terminate Employee’s employment hereunder for Cause (as hereinafter defined). For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon (i) conviction of Employee for commission of any felony; (ii) dishonesty or gross misconduct by Employee in the performance of his duties under this Agreement or action by him in the course of the performance of his duties hereunder with intent to cause or that results in substantial harm to Company; or (iii) material breach by Employee of his duties, responsibilities or agreements hereunder (other than by reason of Permanent Disability), which breach is not cured as promptly as practicable but in any event within 30 days after written notice thereof containing the specifics of such material breach from the Board to Employee; provided, however, that the Employee shall not be permitted to cure any such breach if it is the second breach.
          (D) Without Cause. The Company may terminate the Employment Period and Employee’s employment hereunder without Cause by notice to Employee.
          (E) Termination by Employee. The Employee may terminate his employment hereunder for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean (i) a Change in Control (as hereinafter defined) of the Company, (ii) a failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after written notice of such noncompliance has been given by the Employee to the Board, or (iii) Employee providing the Board with written notice of intent to terminate within 10 days of a Review. For purposes of this Agreement, a “Change in Control” shall mean: (aa) the Board fails to appoint the Employee as its Chief Executive Officer, (bb) the Board removes the Employee as its Chief Executive Officer, (cc) the Board fails to vest the Employee with the powers and authority of the Chief Executive Officer, or (dd) the occurrence of any transaction or event (including, without limitation, any sale, transfer, or issuance or related series of sales, transfers, and/or issuances of shares of capital stock by the Company or any holder thereof) which results in the holders of the Company’s outstanding capital stock immediately prior to such transaction or event (or series of such transactions or events) ceasing to hold shares of capital stock of the Company possessing the voting power (under normal circumstances) to elect a majority of the Board or otherwise control the Company following such transaction or event.
          (F) Notice of Termination. Any termination of the Employee’s employment by the Company or by the Employee other than termination pursuant to subsection (A) above shall be communicated by written notice of termination to the other party hereto. A notice of termination tendered by the Employee pursuant to subsection (E) above shall be delivered to the Board not less than 45 days prior to the Date of Termination.
          (G) Date of Termination. “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated pursuant to subsection (B) above, 10 days after Notice of Termination is given, (iii) if the Employee’s employment is terminated pursuant to subsection (C) or (D) above, the date specified in the notice of termination, and (iv) if the Employee’s employment is terminated pursuant to subsection (E) above, the date stated in the notice of termination provided under subsection (F) above, which date shall be at least 45 days following the date on which such notice of termination is given to the Board. For purposes of Article III of this Agreement only, with respect to the timing of payments thereunder, Date of Termination shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code and the regulations and guidance thereunder.
ARTICLE III — COMPENSATION UPON TERMINATION OR DURING DISABILITY
     3.01 Termination or Disability.
          (A) During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to the impairment of his physical and/or mental condition (“Disability Period”), Employee shall continue to receive his full salary at the rate then in effect for such period, until his employment is terminated.
          (B) If the Employee’s employment is terminated by his death, the Company shall pay to the Employee’s spouse, or if he leaves no spouse, his estate or such other beneficiaries as he shall designate any amount due and owing to the Employee through the date of his death.

          (C) If the Employee’s employment shall be terminated for Cause, the Company shall pay the Employee his full salary through the Date of Termination at the rate in effect at the time notice of termination is given and the Company shall have no further obligations to the Employee under this Agreement; provided, however, that if the termination is attributable to dishonesty, fraud, embezzlement or other defalcation, the Company may exercise such legal rights as it may have to set off any damages or losses it has suffered as a result of the Employee’s conduct against the amount owed to the Employee and pursue any other legal remedies available to the Company.
          (D) If (i) the Company shall terminate the Employee’s employment without Cause or (ii) the Employee shall terminate his employment for Good Reason, then, subject to the conditions set forth in Section 3.01 (G):
     (a) the Company shall pay the Employee his base salary for a period of time equal to 12 months (payable in bi-monthly installments commencing on the first regular payroll date of the Company to occur following the Date of Termination) and any unused vacation accrued as of the Date of Termination, in accordance with the provisions of Sections 1.01(B) and (F), provided, however, that if the Company determines Employee is a “specified employee” as of the Termination Date (within the meaning of Code § 409A(a)(2)(B)(i) and determined in accordance with Treas. Reg. § 1.409A-1(i) and the Company’s specified employee identification policy, if any, in effect on the Date of Termination), the bi-monthly installments of base salary shall commence on the first regular payroll date of the Company to occur following the date that is six (6) months after the Date of Termination; and
     (b) the Company shall also provide health care benefits to Employee and his family, on the same terms as they were provided on the Date of Termination, commencing on the Date of Termination and continuing for 12 months thereafter.
          (E) Except as provided in Section 3.01(F), if the Employee shall terminate his employment for any reason other than Good Reason, the Company shall pay the Employee his full salary through the Date of Termination at the rate in effect at the time notice of termination is given and the Company shall have no further obligations to the Employee under this Agreement.
          (F) If the Employee’s employment is terminated due to Permanent Disability, the Company shall maintain in full force and effect, for the continued benefit of the Employee and on the same terms, all employee health benefit plans in which the Employee was entitled to participate immediately prior to the Date of Termination, provided that the Employee’s continued participation is possible under the general terms of such plans and programs, commencing on the Date of Termination and continuing for 12 months thereafter.
          (G) The Employee shall not be required to mitigate the amount of any payment provided for in this Article III by seeking other employment or otherwise, nor shall any compensation from any other such employment reduce any amounts payable hereunder, except that the continued health care coverage provided under subsection 3.01(D)(b) and Section 3.01(F) shall end on the date Employee (and his covered dependents) is provided comparable coverage by a subsequent employer or the date Employee would no longer otherwise be entitled to continuation of coverage under Code Section 4980B (COBRA), if such date occurs prior to expiration of the 12-month period. Employee and the Company intend the continued health care coverage provided by subsection 3.01(D)(b) and Section 3.01(F) to be excluded from deferred compensation as a reimbursement of medical benefits under Treas. Reg. § 1.409A-1(b)(9)(v).
ARTICLE IV — COMPETITIVE PROTECTIONS/CONFIDENTIALITY
     4.01 Confidentiality; Nondisclosure; Competitive Disparagement. Other than is required in discharging his obligations under this Agreement in the ordinary course of business, the Employee hereby agrees that he will not, either during the term of this Agreement or at any time following the termination hereof for any reason, do or cause to have done any of the following: (i) use for his own purposes or disclose to any person, other than pursuant to a final judicial order, any Confidential Information (as hereinafter defined) of the Company; or (ii) disparage the Company, any officer or employee of the Company, or any business practice employed by the company or any officer or employee thereof. For purposes of this Agreement, “Confidential Information” shall mean all information relating to or arising out of the business of the Company or any of its affiliates, including without limitation, inventions, trademarks, designs, copyrightable works, source codes, all sales and marketing information, customer lists and data, personnel records, pricing information, financial information, and all other information that would be considered a trade secret under the Trade Secret Act by or furnished, disclosed, or disseminated, to the Company, or any of its affiliates or obtained, assembled, or complied by it, and all physical embodiments of the foregoing, all of which are hereby agreed to be confidential, but the Employee shall not be required to treat as Confidential Information any of the foregoing to the extent such information is or becomes publicly known through no fault or breach of this Agreement or other by the Employee. Employee acknowledges that all Confidential Information is the exclusive property of the Company. Employee agrees that, upon the termination of this Agreement for any reason, Employee will not disclose, take with him or retain, without express, written consent of an officer of the Company other than Employee, any Confidential Information in original or reproduced form, belonging to the Company or otherwise pertaining to the business or financial condition of the Company.
     4.02 Invention by Employee. All ideas, inventions, trademarks, designs, copyrightable work and other developments or improvements conceived by Employee, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any Company work or projects, are the exclusive property of the Company. Employee agrees to assist the Company, at its expense, to obtain patents or to apply for registration of copyrights or trademarks on any such patentable ideas, inventions, trademarks, designs, copyrightable works and other developments, and agrees to execute all documents necessary to obtain such patents or to apply for such registrations in the name of the Company. Any and all patentable or copyrightable material, or other intellectual property, developed by Employee as described in the preceding paragraph, shall be considered work for hire and shall be solely the property of the Company.

     4.03 Reasonableness of Covenants. The Employee hereby agrees that the covenants and restrictions of this Article IV are reasonable in their terms and do not impose any undue hardship on the Employee’s current or future employment prospects. The Employee further agrees that if the laws of the State of Minnesota applicable to the provisions set forth in this Article IV should change, or if any court of competent jurisdiction should hold any term or provision of this Article IV invalid or unenforceable, then the Employee agrees that there shall be substituted in the place of such changed, invalid, or unenforceable term or provision a new term or provision that most nearly fulfills or promotes the purpose and intention of this Article IV and is consistent with such law or judicial decision.
ARTICLE V — MISCELLANEOUS
     5.01 Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.
     5.02 Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.
     5.03 Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.
     5.04 Gender. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, vice versa.
     5.05 Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.
     5.06 Facsimile Signature and Counterparts. This Agreement may be executed by facsimile signature and in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     5.07 Governing Law and Choice of Forum. This agreement has been executed in and shall be governed by the laws of the State of Minnesota. The parties hereto submit themselves to the state courts of Hennepin County, Minnesota for resolution of any dispute hereunder.
     5.08 Legal Remedies; Specific Performance. The parties to this Agreement understand and agree that it will be impossible to measure in money the damages that may accrue to a party to this Agreement or to his or its heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement, and that any such money damages would be an insufficient remedy for such failure of performance. Therefore, each party hereto hereby consents to be subject to the remedy of specific performance of any provision of this Agreement if such party shall have been found to be in violation of such provision by any court of competent jurisdiction. If any party or his or its heirs, personal representatives, or assigns institute any action or proceeding to specifically enforce the provisions of this Agreement, any person against whom such action or proceeding is brought hereby waives the claim or defense in such action or proceeding that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding a claim or defense that such remedy at law exists.
     5.09 Inurement. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.
     5.10 Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition. Any waiver by the Company shall not be effective unless signed by an officer of the Company other then the Employee at the direction of the Board.
     5.11 Amendment. This Agreement may be amended only by the written consent of the parties hereto. Any amendment shall not be effective unless signed by an officer of the Company other than the Employee at the direction of the Board.
     5.12 Entire Agreement. This Agreement and any stock option agreement between Employee and the Company, including without limitation the Amendment to Option Agreements and Covenant Regarding Future Options between the parties dated January 1, 2002, contain the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. Without limiting the foregoing, this Agreement supercedes and replaces the Prior Agreement.
     5.13 Construction of Agreement. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.
     5.14 Execution. Each party to this Agreement hereby represents and warrants to the other parties hereto that such party has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and which evidences the valid and binding obligation of, such party enforceable in accordance with its terms subject to applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization moratorium, or similar laws affecting the enforcement of creditor’s rights from time to time in effect and to general principles of equity.
     5.15 Notification. All notification to the Employee shall be by certified mail to: Archie C. Black, 924 Adeline Lane North, Golden Valley, Minnesota 55422 or to such other address as the Employee may direct by written notification to the Company. All notification to the Company shall be by certified mail to: SPS Commerce, Inc., 333 South Seventh St., Suite 1000, Minneapolis, MN 55402, Attention: Board of Directors, with copies to each member of the Board (at the address on the books of the Company) or to such other address as the Board may direct by written notification to the Employee.
     5.16 No Assignment. The Employee may not assign his rights or delegate his obligations under this Agreement to any other party.
     5.17 Section 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.
     5.18 Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder.
     5.19 Survival. The provisions of Articles IV and V shall survive the termination of this Agreement or the termination of Employee’s employment for any reason.
     IN WITNESS WHEREOF, the parties to this Agreement have set their respective hands hereto as of the date first written above.

SPS COMMERCE, INC.

EMPLOYEE		EMPLOYER

By:	/s/ Archie C. Black	By:	/s/ Kimberly K. Nelson

		Its:	Chief Financial Officer

Date: November 4, 2008		Date: November 4, 2008